Exhibit 99.1

GLOBAL STAR ACQUISITION INC.

APPOINTS NEW MEMBERS TO AUDIT COMMITTEE AND COMPENSATION COMMITTEE

MCLEAN, VA, January 12, 2023 – Global Star Acquisition, Inc. (Nasdaq: GLSTU) (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, today announced that the Company appointed Argon Lam Chun Win and Jukka Rannila, the current directors of the Company, as members of the Compensation Committee of the Board (the “Compensation Committee”), and appointed Argon Lam Chun Win as a member of the Audit Committee of the Board (the “Audit Committee”).

Argon Lam Chun Win

Mr. Lam currently serves as an independent director of the Company since November 15, 2022.

Jukka Rannila

Mr. Rannila currently serves as an independent director and a member of the Audit Committee of the Company since September 19, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Global Star Acquisition, Inc.

1641 International Drive, Unit 208

Mclean, VA 22102

Anthony Ang

Chairman and Chief Executive Officer

anthonyang@gcic.com.sg